Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is made by and between UMBERTO FILICE (“Employee”), and EVERYWARE GLOBAL, INC. (the “Company”) which is defined to include all of the EveryWare Global, Inc.’s current, former and successor affiliated corporate entities (including without limitation its subsidiary, Anchor Hocking, LLC), and their current and former directors, officers, owners, employees, employee benefit plans and agents.

WHEREAS, Employee has offered his resignation;
WHEREAS, Employee has been a loyal and valuable employee for the Company;
WHEREAS, the Company and Employee have reached an amicable agreement regarding Employee’s separation from the Company’s employ, and they wish to enter into this Agreement to memorialize their understanding and to resolve any and all claims Employee may have as described in this Agreement, and to further define the obligations that the parties have to one another.
NOW THEREFORE, in consideration of their mutual promises, Employee and the Company agree as follows:

1.
Employee’s employment with the Company is duly and effectively terminated as of January 9, 2015 (“Separation Date”) up to which the Employee will provide services to the Company, including make good faith best efforts in his transition to protect and pursue customer relationships, employees of the Company and all of the Company’s interests. Employee’s activities and services will continue to be directed by the Chief Executive Officer.

2.	The Company and Employee agree that by entering into this Agreement, the Company is not admitting any liability.

3.	The Obligations of Employee
RELEASE:

a.
Employee fully and completely releases the Company (as defined above) from any and all claims, liabilities, promises, agreements, lawsuits (including claims for attorneys’ fees, costs, back pay, front pay, or punitive and compensatory damages), and from any claim of any nature whatsoever, including those asserting individual liability, which has been or could have been asserted by his or on his behalf in any forum for circumstances arising prior to the date of this Agreement, and from all liability whatsoever whether now known or unknown arising out of Employee’s employment, layoff or termination, whether or not such claim has accrued as of the date of this Agreement. Notwithstanding, Employee does not release any rights as a shareholder of the Company’s stock. To the fullest extent

Exhibit 10.1

permitted by applicable law, the Company shall indemnify and hold harmless Employee to any threatened, pending or completed action, suit or proceeding, by reason of the fact that Employee is or was a Director/Officer of the Company. The Company shall indemnify Employee and hold Employee harmless in accordance with the Company’s Certificate of Incorporation, as amended and restated on May 23, 2013. This release also includes without limitation any and all claims of race, color, gender, national origin, ancestry, religion, disability, age or other discrimination, retaliation, or harassment under federal law, Ohio statutory or common law, or similar or related statutes of any other state or locality. This release specifically includes claims asserted under Title VII of the Civil Rights Act, 42 USC Section 2000e (and sections following), the Employee Retirement Income Security Act, 29 USC Section 1001 (and sections following), the Reconstruction Era Civil Rights Act, 42 USC Section 1981 (and sections following), the Age Discrimination in Employment Act, 29 USC Section 621 (and sections following), the Americans with Disabilities Act, 29 USC Section 12101 (and sections following), the Family and Medical Leave Act, 29 USC Section 2601 (and sections following), the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 (and sections following), the Ohio Civil Rights Act, ORC Chapter 4112, the Ohio Whistleblower Statute, ORC 4113.52, any related statutes of Ohio or any other state. This release also includes claims based on a theory of breach of contract, promissory estoppel, wrongful termination, public policy, loss of consortium, or any other tort, whether such claims are known or unknown, which Employee now has, claims to have, or could have against the Company for circumstances arising out of or connected with Employee’s employment with the Company, the termination of Employee’s employment with the Company, or any other event or circumstance between Employee and the Company occurring prior to the effective date for this Agreement.

In addition, Employee agrees not to institute any lawsuit, claim, administrative action or other similar process against the Company for events occurring prior to the date of this Agreement, except that nothing in this Agreement shall be construed to prevent Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission, the U.S. Department of Labor, the Ohio Civil Rights Commission, or other, similar federal, state, or local agency dealing with employee rights. However, by signing this Agreement, Employee waives his right to recover any damages or other relief from the Company in any claim or suit brought by or through any federal, state or local agency, or by anyone else representing or purporting to represent Employee’s interests.

Nothing in this Agreement affects Employee’s eligibility for any pension or retirement benefits that Employee may be entitled to as result of his employment with the Company.

Exhibit 10.1

CONFIDENTIALITY:

b.
Employee agrees to keep both the existence and the terms of this Agreement confidential, and not to disclose any information regarding this Agreement to anyone. Notwithstanding the foregoing, Employee may disclose the existence and terms of this Agreement to Employee’s attorney, tax advisors, and immediate family, provided that each such person first agrees to be bound by this confidentiality provision. Nothing in this provision, paragraph 3(b), shall be construed to prevent Employee from disclosing this Agreement for purposes of challenging or enforcing it.

TRADE SECRETS:

c.
Because Employee has acquired confidential and trade secret information during his employment with the Company, he agrees to hold in strict confidence any and all such confidential and trade secret information learned by his as a result of his employment with the Company, including but not limited to, sales information, information relating to the finances of the Company, sales reports, strategic plans, business plans, product specifications, and legal, economic, and business data and/or information. Employee further agrees that he will not utilize confidential or trade secret information covered by this nondisclosure provision for any purpose.

COMPANY PROPERTY:

d.
To the extent that he has not already done so, Employee agrees to promptly return any the Company property or documents in his possession, including property or documents related to the operation of the business, manuals, keys, etc. obtained by his during his employment with the Company upon his Separation Date.

NON‑DISPARAGEMENT:

e.
Employee agrees to make every reasonable effort to maintain and protect the reputation of the Company and its affiliates and that of their businesses, products, directors, officers, employees, and agents. Employee further agrees that he will not disparage the Company and its affiliates or their businesses, products, directors, officers, employees, and agents (or persons representing them in their official capacity) or engage in any activities that reasonably could be anticipated to harm their reputation, operations, or relationships with current or prospective customers, suppliers or employees. Provided, however, that nothing herein shall prevent Employee from enforcing any right guaranteed to him by law or

Exhibit 10.1

regulation and Employee shall retain the right to file a charge of discrimination with the Equal Employment Opportunity Commission, the U.S. Department of Labor, the Ohio Civil Rights Commission, or other, similar federal, state, or local agency dealing with employee rights.

COOPERATION:

f.
Employee agrees to cooperate with the Company with respect to any legal issue regarding any matter of which he had knowledge during his employment with the Company. This cooperation includes appearance at depositions, assistance in responding to discovery demands, preparation for trials, and appearance at trial. The Company will compensate Employee at his prevailing hourly rate or day rate for time spent and will reimburse Employee for all reasonable expenses, including any legal fees and costs. If Employee is contacted by someone other than the Company concerning any legal issue involving the Company, Employee shall immediately notify the Company of such contact. Such notification shall be made to:

Erika Schoenberger
519 N. Pierce Avenue
Lancaster, Ohio 43130
740-681-6417

Nothing in this Agreement shall be construed as requiring Employee to do anything other than be truthful in any testimony or communication in connection with any legal issue or any other matters regarding the Company.

4.	The Obligations of the Company

If Employee signs this Agreement and does not execute the right to revoke as provided in paragraph 7(f), below, the Company will provide Employee with the following benefits:

a.
The Employee is not entitled to severance of any kind; however, the Company will continue to pay Employee his current salary until his Separation Date and a lump sum payment of Fifty Thousand Dollars ($50,000.00) (“Payment”), which will be paid within 14 days after Employee’s Separation Date. These payments, less applicable withholdings and deductions will be paid in accordance with standard payment practices.

Exhibit 10.1

b.
Unless otherwise provided herein, all employee benefits shall cease on the last day of the month following your Separation Date. Employee and his or her eligible dependents shall be entitled to continuation of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). Notwithstanding, Employee will receive a payout of remaining vacation days from 2014, which will be paid within 14 days after Employee’s Separation Date.

c.
The Employee hereby acknowledges and agrees that he is not entitled to any other compensation or benefits of any kind or description from the Company, including, but not limited to, salary, reimbursement, any incentive bonuses, advance payments, or vehicle allowance payments other than as set forth herein.

5.
This Agreement contains the entire agreement between the parties and may be modified only by a subsequent written agreement signed by the same parties. This Agreement supersedes all previous agreements (whether written or oral) between Employee and the Company, except for any agreements regarding confidential information, intellectual property, non-solicitation of customers and/or the Company’s employees or contractors, and noncompetition.

6.
The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the remaining parts shall remain fully valid and enforceable, unless the unenforceability results in a failure of consideration.

7.	Consistent with the Older Workers’ Benefits Protection Act and the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634, Employee also acknowledges and recites that:

a.	The release contained in paragraph 3(a), above, includes claims for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. §621.

b.	By executing this Agreement, Employee is not waiving any rights or claims that may arise after the date that this Agreement is executed.

c.	The benefits referenced in paragraph 4, above, are not benefits that Employee would be entitled to but for Employee’s agreement to the terms of this Agreement.

d.	Employee agrees that he has been advised (and this provision constitutes such written advice) to consult with an attorney prior to signing this Agreement.

e.	Employee has 21 days to consider this Agreement.

Exhibit 10.1

f.
For a period of 7 days following Employee’s execution of this Agreement, he may revoke this Agreement by providing notice of such revocation to the Company. Such notice shall be in writing and shall be delivered to:

Erika Schoenberger
EveryWare Global, Inc.
519 N. Pierce Avenue
Lancaster, Ohio 43130

This Agreement will not become effective or enforceable until 7 days following Employee’s execution of this Agreement.

8.
Employee states and admits that in executing this Agreement, he does not rely, and has not relied, upon any other representation or statement made by the Company, or by any of its agents, representatives or attorneys, with regard to this Agreement.

BY SIGNING THIS AGREEMENT, UMBERTO FILICE HAS WAIVED ALL CLAIMS AGAINST EVERYWARE GLOBAL, INC. (INCLUDING WITHOUT LIMITATION ITS PREDECESSORS, SUBSIDIARIES, AND/OR AFFILIATED CORPORATIONS, AND ITS EMPLOYEES OR OTHER AGENTS), INCLUDING ALL CLAIMS FOR RE-EMPLOYMENT, LOST WAGES, BENEFITS, COMPENSATORY DAMAGES, OR PAYMENT OF ATTORNEYS’ FEES. UMBERTO FILICE CERTIFIES THAT HE IS ENTERING INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND REVIEW THIS DOCUMENT IN ITS ENTIRETY.

EVERYWARE GLOBAL, INC.

/s/ Umberto Filice                By:    /s/ Erika Schoenberger
UMBERTO FILICE                Its:    Associate General Counsel

Date:    12/11/14                Date:    12/11/14